Exhibit 99

   Entertainment Properties Reports Record Fourth Quarter and Year-end Results

Kansas City, MO, February 24, 2006 -- Entertainment Properties Trust (NYSE:EPR), today announced operating results for the fourth quarter and year ended December 31, 2005. The Company reported record fourth quarter and total year revenues, net income and funds from operations (FFO).

Total revenues increased 28% to $44.3 million for the fourth quarter compared to $34.5 million for the same quarter in 2004. Total revenues for the year ended December 31, 2005 increased 24% to $164.8 million compared to $133.3 million for 2004.

Net income available to common shareholders for the fourth quarter increased 9% to $15.2 million compared to $13.9 million in the same quarter last year. Net income on a diluted per common share basis increased 9% to $0.60 per share from $0.55 per share in the same quarter last year. For the full year ended December 31, 2005, net income available to common shareholders increased 20% to $57.7 million compared to $48.3 million for 2004. Net income on a diluted per common share basis increased 9% to $2.26 per share for the year ended December 31, 2005 compared to $2.07 per share for 2004.

Funds from operations (FFO) increased 11% to $22.2 million from $20.0 million for the same quarter last year. FFO per diluted common share increased 10% to $0.87 per share from $0.79 per share for the same quarter last year. For the full year ended December 31, 2005, FFO increased 19% to $85.0 million from $71.6 million for 2004. FFO per diluted common share increased 10% to $3.33 per share for the year ended December 31, 2005 compared to $3.03 per share for 2004.

Capital Markets
During the fourth quarter of 2005, the Company obtained six non-recourse mortgage loans aggregating approximately $79 million in proceeds. Each of these loans is secured by an individual theatre property. The loans bear interest at 5.77% and mature in 2015.

On January 31, 2006, the Company amended and restated its credit facility to increase the size of the facility from $150 million to $200 million, extend the term of the facility, improve the pricing, and change the facility from a secured to an unsecured facility. The amended facility carries an interest rate with prices ranging from LIBOR plus 130-175 basis points, compared to 175-250 basis points previously paid, and has a three-year term expiring in 2009 with a one-year extension available at the Company's option. As a result of this amendment and restatement, the Company will expense certain unamortized financing costs, totaling approximately $.7 million, in the first quarter of 2006.

On February 2, 2006, the Company completed an offering of one million common shares at $41.25 per share. Subsequently, the underwriter exercised its over-allotment option to purchase an additional 150,000 shares, resulting in total proceeds to the Company, net of expenses, of approximately $46 million. On February 10, 2006, the Company obtained two non-recourse mortgage loans aggregating approximately $44 million in proceeds. Each of these loans is secured by an individual theatre property. The loans bear interest at 5.84% and mature in 2016.

Also on February 10, 2006, the Company retired approximately $109 million in maturing mortgage notes, which had a weighted average interest rate of approximately 8.0% over the term of the loans. At the time of retirement, these notes had a weighted average interest rate of 7.4%. The proceeds of the offering and financings completed in 2006 were used to repay the maturing mortgage notes.

Portfolio Highlights
As of December 31, 2005, our portfolio of 67 state-of-the-art megaplex theatre properties was 100% occupied. Our theatre portfolio consisted of approximately
5.7 million square feet, 1,327 screens and over 266 thousand seats. Our non-theatre real estate portfolio consisted of 1.4 million square feet of restaurant, retail and other specialty properties. The Company's real estate holdings are located in 24 states and Ontario, Canada.

For the year ended December 31, 2005, the Company's real estate acquisitions and development totaled $183.8 million comprised of theatre properties, complimentary retail and other specialty properties. The Company also invested $37.5 million in a secured mortgage construction loan for the purpose of developing a thirteen level entertainment retail center in downtown Toronto, Ontario, Canada. Accordingly, investments totaled $221.3 million for the year ended December 31, 2005.

As of December 31, 2005, the Company had six theatre development projects under construction for which it has agreed to either finance the development costs or purchase the theatre upon completion. These theatres are expected to have a total of 95 screens and their development costs (including land) are expected to be approximately $88.2 million.

                         ENTERTAINMENT PROPERTIES TRUST
                        Consolidated Statements of Income
                  (dollars in thousands except per share data)


                                                             (Unaudited)
                                                         Three Months Ended                 Twelve Months Ended
                                                             December 31,                        December 31,

                                                       2005              2004               2005                2004
                                                   --------------    --------------   ----------------    ----------------
Rental revenue                                      $ 37,997          $ 33,151         $  145,227          $  124,423
Tenant reimbursements                                  3,657             1,200             12,511               8,335
Other income                                           1,029               163              3,517                 557
Mortgage financing interest                            1,591              -                 3,560                -
                                                   --------------    --------------   ----------------    ----------------
             Total revenue                            44,274            34,514            164,815             133,315

Property operating expense                             4,743             1,932             16,191              10,657
Other operating expense                                1,016              -                 2,985                -
General and administrative expense, excluding
   amortization of non-vested shares below             1,251             1,031              5,544               4,716
Costs associated with loan refinancing                  -                 -                  -                  1,134
Interest expense, net                                 11,660             9,753             42,427              38,054
Depreciation and amortization                          7,216             6,329             27,597              23,365
Amortization of non-vested shares                        423               356              1,705               1,377
                                                   --------------    --------------   ----------------    ----------------

             Income before income from joint
             ventures and minority interests          17,965            15,113             68,366              54,012


Equity in income from joint ventures                     181               172                728                 654
Minority interests                                       (34)               29                (34)               (953)
                                                   --------------    --------------   ----------------    ----------------

             Net income                             $ 18,112          $ 15,314         $   69,060            $  53,713

Preferred dividend requirements                       (2,916)           (1,366)           (11,353)              (5,463)
                                                   --------------    --------------   ----------------    ----------------
             Net income available to
             common shareholders                    $ 15,196          $ 13,948         $   57,707            $  48,250
                                                   ==============    ==============   ================    ================


Net income per common share:
     Basic                                          $   0.61           $  0.56         $     2.31            $    2.12
                                                   ==============    ==============   ================    ================
     Diluted                                        $   0.60           $  0.55         $     2.26            $    2.07
                                                   ==============    ==============   ================    ================


Dividends per common share                          $  0.625           $0.5625         $     2.50            $    2.25
                                                   ==============    ==============   ================    ================


                         ENTERTAINMENT PROPERTIES TRUST
        Reconciliation of Net Income Available to Common Shareholders to
                           Funds From Operations (A)
                  (dollars in thousands except per share data)


                                                                Three Months Ended                   Twelve Months Ended
                                                                   December 31,                         December 31,
                                                        -----------------------------------     ---------------------------------
                                                             2005                2004             2005                 2004
                                                        ---------------     ---------------     -------------     ---------------
Net income available to common shareholders         $           15,196  $           13,948  $         57,707  $           48,250
Add: Real estate depreciation and amortization                   6,986               6,032            27,043              22,379
Add: Allocated share of joint venture depreciation                  61                  60               242                 223
                                                        ---------------     ---------------     -------------     ---------------
                  Basic Funds From Operations                   22,243              20,040            84,992              70,852
Add: Minority interest in net income                                 -                   -                 -                 750
                                                        ---------------     ---------------     -------------     ---------------
                  Diluted Funds From Operations     $           22,243  $           20,040  $         84,992  $           71,602
                                                        ===============     ===============     =============     ===============

FFO per common share:
     Basic                                          $             0.89  $             0.81  $           3.40  $             3.12
     Diluted                                                      0.87                0.79              3.33                3.03

Shares used for computation (in thousands):
     Basic                                                      25,091              24,876            25,019              22,721
     Diluted                                                    25,557              25,444            25,504              23,664

Other financial information:
     Straight-lined rental revenue                  $              595  $              613  $          2,242  $            2,248




(A)  The  National   Association  of  Real  Estate  Investment  Trusts  (NAREIT)
     developed FFO as a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to Generally Accepted Accounting Principles (GAAP) net income available to common shareholders and earnings per share. FFO, as defined under the revised NAREIT definition and presented by us, is net income, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or the Company's cash flows or liquidity as defined by GAAP.

                         ENTERTAINMENT PROPERTIES TRUST
                      Condensed Consolidated Balance Sheets
                             (dollars in thousands)


                                                                  As of                    As of
                                                            December 31, 2005        December 31, 2004
                                                            -----------------        -----------------

                         Assets
Rental properties, net                                           $1,283,988              $1,120,792
Property under development                                           19,770                  23,144
Mortgage note and related accrued interest receivable                44,067                       -
Investment in joint ventures                                          2,297                   2,541
Cash and cash equivalents                                             6,546                  11,255
Restricted cash                                                      13,124                  12,794
Intangible assets, net                                               10,461                  10,900
Deferred financing costs, net                                        10,896                  12,730
Other assets                                                         23,016                  19,292
                                                                 ----------              ----------
        Total assets                                             $1,414,165              $1,213,448

          Liabilities and Shareholders' Equity
Common dividends payable                                           $ 15,770                $ 14,097
Preferred dividends payable                                           2,916                   1,366
Unearned rents                                                        1,304                   1,634
Accounts payable and accrued liabilities                              7,928                  10,070
Long-term debt                                                      714,591                 592,892
                                                                 ----------              ----------

        Total liabilities                                           742,509                 620,059

Minority interests                                                    5,235                   6,049
Shareholders' equity                                                666,421                 587,340
                                                                 ----------              ----------

        Total liabilities and shareholders' equity               $1,414,165              $1,213,448
                                                                 ==========              ==========



About Entertainment Properties Trust

Entertainment Properties Trust is a real estate investment trust (REIT) and is the largest owner of entertainment related real estate in North America, owning megaplex movie theatre properties, entertainment retail centers and other specialty properties in metropolitan markets in the United States and Canada. Since November of 1997, EPR has acquired more than $1.4 billion of properties. The Company's common shares of beneficial interest trade on the New York Stock Exchange under the ticker symbol EPR. Entertainment Properties Trust Company contact: Jon Weis, 30 Pershing Road, Suite 201, Kansas City, Missouri 64108; 888/EPR-REIT; fax: 816/472-5794. The Company website is at www.eprkc.com.


Safe Harbor Statement: This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, identified by such words as "will be," "intend," "continue," "believe," "may," "expect," "hope," "anticipate," "goal", "forecast" or other comparable terms. The Company's actual financial condition, results of operations, funds from operations, or business may vary materially from those contemplated by such forward-looking statements and involve various risks and uncertainties. A discussion of the risks and uncertainties that could cause actual results to differ materially from those forward-looking statements is contained in the Company's SEC filings, including the Company's annual report on Form 10-K for the year ended December 31, 2005. Investors are cautioned not to place undue reliance on any forward-looking statements.